Exhibit 99.1
Company Contact:
Brian Meilton
(614) 643-0326
bmeilton@oxfordresources.com
Oxford Resource Partners, LP Prices Initial Public Offering of Common Units
COLUMBUS, Ohio, July 13, 2010 – Oxford Resource Partners, LP (“Oxford”) announced today the pricing of its initial public offering of 8,750,000 common units at $18.50 per unit. The common units will begin trading on the New York Stock Exchange on July 14, 2010 under the ticker symbol “OXF.” The underwriters have the option to purchase from Oxford up to an additional 1,312,500 common units, at the same price, to cover over-allotments, if any. The offering is expected to close on or about July 19, 2010.
Upon conclusion of the offering, the public will own 41.7% of the outstanding equity of Oxford, or 48.0% if the underwriters exercise, in full, their option to purchase additional common units. AIM Oxford Holdings, LLC, C&T Coal, Inc., Oxford’s general partner and participants in Oxford’s long-term incentive plan will hold the remaining equity in Oxford.
Barclays Capital and Citi are acting as joint book-running managers of the offering. Credit Suisse, Raymond James, Wells Fargo Securities and UBS Investment Bank are acting as co-managers for the offering.
The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from the offices of:

Barclays Capital	Citi
c/o Broadridge Financial Solutions	Attn: Prospectus Department
1155 Long Island Avenue	Brooklyn Army Terminal
Edgewood, New York 11717	140 58th Street, 8th Floor
Toll free: 1-888-603-5847	Brooklyn, New York 11220
Barclaysprospectus@broadridge.com	Toll free: 1-800-831-9146
A registration statement relating to these securities has been filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Oxford Resource Partners, LP
Headquartered in Columbus, Ohio, Oxford acquires and mines surface coal reserves located in Northern Appalachia and the Illinois Basin.

Forward-Looking Statements
This press release includes “forward-looking statements” — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Oxford’s SEC filings. Oxford undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.